Exhibit 21.1

Subsidiaries of Microtune, Inc.

Name of Entity	Jurisdiction of Organization
Microtune, (GP) L.L.C.	Delaware

Microtune, (LP) L.L.C.	Delaware

Microtune (Texas), L.P.	Texas

Microtune (San Diego), Inc.	California

HMTF Acquisition (Bermuda) Ltd.	Bermuda

HMTF Erste Beteilingungs GmbH	Germany

Microtune Verwaltungs GmbH	Germany

Microtune GmbH & Co. KG	Germany

Microtune (Japan), Inc.	Delaware

Transilica Singapore Pte Ltd	Singapore

Microtune (Taiwan), Ltd.	Taiwan

Microtune (Korea), Ltd.	Korea

Microtune RF-Technologies (Phils.), Inc.	Philippines

NSF-Technologies (Phils.), Inc.	Philippines